EXHIBIT 12
                              WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                     OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)





                         Nine Months
                            Ended
                        September 30,       Years Ended December 31,
                        -------------   ------------------------------------
                        1994    1993     1993   1992    1991   1990   1989
                       ------  ------   ------ ------  ------ ------ ------
Earnings:
Income from Continuing
Operations before
Taxes                  $155.4  $153.7  $212.2 $170.6  $161.7 $(39.0  $146.8
Fixed Charges Excluding
Capitalized Interest     61.2    81.5   105.9  106.9   138.2  168.1   166.1
                       ------  ------  ------ ------  ------ ------  ------
Income as Adjusted     $216.5  $235.2  $318.1 $277.5  $299.9 $129.1  $312.9
                       ======  ======  ====== ======  ====== ======  ======

Fixed Charges:
Interest Expense       $ 53.5  $ 74.6  $ 96.2 $ 97.7  $128.6 $158.7  $156.2
Portion of Rents
Representative of
Interest Factor           7.6     6.9     9.7    9.2     9.6    9.4     9.9
                       ------  ------  ------ ------  ------ ------  ------
Fixed Charges Excluding
Capitalize Interest      61.1    81.5   105.9  106.9   138.2  168.1   166.1
Capitalized Interest      0.1     0.2     0.2    0.2     0.2    0.3     0.3
                       ------  ------  ------ ------  ------ ------  ------

Total Fixed Charges    $ 61.2  $ 81.7  $106.1 $107.1  $138.4 $168.4  $166.4
                       ======  ======  ====== ======  ====== ======  ======
Ratio of Earnings to
   Fixed Charges          3.5x    2.9x    3.0x   2.6x    2.2x   0.8x    1.9x
                        ====== ======  ====== ======  ====== ======  ======
                                                               (1)



(1) In 1990, the ratio of earnings to fixed charges was less than one to one coverage principally as a result of a $170 million restructuring charge. The dollar amount of fixed charge coverage deficiency in 1990 was $39.3 million. Excluding the restructuring charge, the ratio of earnings to fixed charges was 1.8 times in 1990.